Exhibit 10.21

[Form for Directors]

Baker Hughes, a GE company Restricted Stock Unit Award Agreement For [•]

(“Participant”)

			Restriction Lapse Schedule		Dividend Equivalent
Grant Date	RSUs Granted	Value on Grant Date	# RSUs	Restriction Lapse Date	Current Annual Value
[one year anniversary of grant date]

1. Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Baker Hughes, a GE company 2017 Long-Term Incentive Plan (the “Plan”).

2. Grant. The Board of Directors (the “Board”) of Baker Hughes, a GE company (the “Company”) has granted Restricted Stock Units, from time to time with Dividend Equivalents as the Board may determine (“RSUs”), to the individual named in this Award Agreement (the “Participant”). Each RSU entitles the Participant to receive from the Company (i) one share of Class A common stock of the Company, par value $0.0001 per share (“Share”) for which the restrictions lapse in accordance with paragraph 4 or 5, and (ii) cash payments based on dividends paid to stockholders as set forth in paragraph 3, each in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Board.

3. Dividend Equivalents. Until such time as the earlier of the restrictions on the RSUs lapsing or the RSUs being cancelled in accordance with paragraph 4 or 5, the Company may establish an amount to be paid to the Participant equal to the number of RSUs specified in this Award Agreement times the per Share quarterly dividend payments made to stockholders of the Company’s Shares (“Dividend Equivalent”). The Company shall accumulate Dividend Equivalents and will pay the Participant a cash amount equal to the Dividend Equivalents with respect to the number of RSUs for which restrictions lapse in accordance with paragraph 4 or 5 and unpaid as of the date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs. The determination regarding the form and type of dividend equivalents will be made by the Board at the time of grant.

4. Restrictions. Subject to paragraph 5, restrictions on the number of RSUs specified in this Award Agreement will lapse on the designated Restriction Lapse Date only if the Participant has continuously served on the Board through such date. If the Participant’s service on the Board terminates prior to the designated Restriction Lapse Date for any reason other than as set forth in paragraph 5, the RSUs shall be immediately cancelled upon such termination of service.

5. Early Vesting Events. Restrictions on the Prorated Portion of the RSUs (as defined below), in the case of paragraph 5(a), or on all RSUs specified in this Award Agreement, in the case of paragraphs 5(b) through (d), will lapse upon the occurrence of any of the following events (each an “Early Vesting Event”) prior to the designated Restriction Lapse Date:

a. Completion of Term. If, before the designated Restriction Lapse Date, the Participant completes the term for which the Participant was elected to the Board and as a result thereof the Participant’s service on the Board terminates, restrictions shall immediately lapse on the last day of such term.

b. Employment Termination Due to Death. If the Participant’s service on the Board terminates as a result of the Participant’s death, then restrictions shall immediately lapse.

c. Termination for Disability. Restrictions shall immediately lapse if the Participant’s service on the Board terminates as a result of a disability as determined in the sole discretion of the Board.

d. Change in Control. On a Change in Control, restrictions shall immediately lapse.

For the purposes of this Award Agreement, “Prorated Portion of the RSUs” means the number of RSUs specified in this Award Agreement multiplied by a fraction the numerator of which is the number of days from the grant date specified in this Award Agreement through the date of the applicable Early Vesting Event and the denominator of which is the number of days from such grant date through the Restriction Lapse Date.

6. Delivery. Upon the designated Restriction Lapse Date (or if earlier, upon the occurrence of a Change in Control), the Company shall evidence by book-entry registration the issuance to the Participant of the number of Shares equal to the number of RSUs for which restrictions lapsed in accordance with paragraph 4 or 5, or the Company will deliver to the Participant by mail or otherwise a certificate for such number; provided, however, that the date of issuance or delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such Shares.

7. Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Participant; provided, however, that no such amendment, alteration, suspension, discontinuance or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; provided further that no such consent shall be required with respect to any amendment, alteration, suspension, discontinuance or termination if the Board determines in its sole discretion that such amendment, alteration, suspension, discontinuance or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 8. Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

8. Recoupment. Notwithstanding any other provision of this Award to the contrary, the RSUs, any Shares issued in settlement of the RSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

9. Section 409A. Notwithstanding any other provision of this Award, payments provided under this Award may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Award that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. To the extent that any payments under this Award constitute “nonqualified deferred compensation” subject to Section 409A of the Code, any such payments to be made under this Award in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A of the Code.

10. Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

11. Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Board contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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